EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-239988, No. 333-238569, No. 333-208341, and No. 333-202305) of First Northwest Bancorp and Subsidiary (the "Company") of our report dated March 15, 2024, relating to the consolidated financial statements of the Company, which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification Topic 326, Financial Instruments - Credit Losses, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Moss Adams LLP

Everett, Washington

March 15, 2024